Exhibit 99.2

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EDITED TRANSCRIPT

STFC - Q1 2016 State Auto Financial Corp Earnings Call

EVENT DATE/TIME: APRIL 28, 2016 / 03:00PM GMT

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APRIL 28, 2016 / 03:00PM GMT, STFC - Q1 2016 State Auto Financial Corp Earnings Call

CORPORATE PARTICIPANTS

Tara Shull State Auto Financial Corporation - IR & Finance Director

Mike LaRocco State Auto Financial Corporation - Chairman, President & CEO

Steve English State Auto Financial Corporation - SVP & CFO

Kim Garland State Auto Financial Corporation - SVP Standard Lines and Managing Director of State Auto Labs

Jessica Clark State Auto Financial Corporation - SVP and Director of Specialty & Commercial Lines

CONFERENCE CALL PARTICIPANTS

Arash Soleimani KBW - Analyst

Larry Greenberg Janney - Analyst

Gary Ransom Dowling Partners - Analyst

PRESENTATION

Operator

Welcome and thank you for standing by. (Operator Instructions). Today’s call is being recorded. If you have any objections, please disconnect at this time. I’d now like to turn the call over to State Auto Financial Corporation Investor Relations and Finance Director, Tara Shull.

Tara Shull - State Auto Financial Corporation - IR & Finance Director

Thank you, Lori. Good morning, and welcome to our first-quarter 2016 earnings conference call. Today I’m joined by our Chairman, President and CEO, Mike LaRocco, Senior Vice President and CFO, Steve English, Senior Vice President of Standard Lines and Managing Director of State Auto Labs, Kim Garland, Senior Vice President/Director of Specialty and Commercial Lines, Jessica Clark, Chief Investment Officer, Scott Jones, and Chief Actuarial Officer, Matt Mrozek.

After our prepared remarks, we will open the line for questions. Our comments today may include forward looking statements, which by their nature involve a number of risk factors and uncertainties which may affect future financial performance. Such risk factors may cause actual results to differ materially from those contained in our projections or forward-looking statements. These types of factors are discussed at the end of our press release, as well as in our annual and quarterly filings with the Securities and Exchange Commission.

A financial packet containing reconciliations of certain non-GAAP measures, along with supplemental financial information, is available on our website, stateauto.com, under the investor section as an attachment to the press release. Now, I’ll turn the call over to STFC’s Chairman, President and CEO, Mike LaRocco.

Mike LaRocco - State Auto Financial Corporation - Chairman, President & CEO

Thanks, Tara, and good morning, everyone. This quarter our auto results continued to deteriorate, making the overall results very poor. This is unfortunate because our specific actions to turn around State Auto have begun to take root. We can see improvements across many parts of our organization. It takes time for these efforts to be seen in the results but there are clear indicators that progress is being made. This is not to suggest we don’t recognize the reality of the quarter. Our auto results across personal, commercial and programs were simply pathetic.

Specifically, we continue to see auto results from prior years, 2014 and 2015, deteriorate. Much of this is due to the issues we have already identified regarding claims, underwriting, and pricing leakage. The actions I refer to have been taken across each of these areas. Kim and Jess will address these in more detail.

Of course our challenge has become more difficult as the industry continues to suffer from an increase in severity across the auto lines and in some cases, frequency is starting to increase as well. We have identified changes in loss costs and are confident that a key driver is the rapid increase in distracted drivers. This is a societal problem, but insurance carriers need to step up to help communicate the severity of the problem. We are the ones who see it first and can quantify it. State Auto will be taking action in the coming weeks and months to do our part.

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APRIL 28, 2016 / 03:00PM GMT, STFC - Q1 2016 State Auto Financial Corp Earnings Call

Let me briefly address why I’m optimistic in the face of such poor overall results. Within the auto lines, we have taken action across all segments of business to get our rate per risk corrected. In personal auto, 20 rate filings have been completed and 14 rate changes became effective in the first quarter already. We now have a new business pricing model in place for commercial auto. Previously we had none. In specialty, we will be placing Telematics devices in many of the tow trucks that make up our largest wheels program, and reduced our commission for this program by 6 points. We have terminated the program we felt could not be rehabilitated.

We have rebuilt our claims organization to align our auto damage adjusters between personal and commercial. We have identified underwriting processes that were ineffective and corrected or eliminated them. These are just a few of the steps being taken to correct our auto results. It will take time for these actions to earn through the book, but they will. Again, I must emphasize, we own the results. We should have identified deteriorating trends sooner and known they were going to get worse. This process will get better each quarter.

There was other good news in the quarter. We are seeing growth in quotes and new business across a number of our lines, clear indication that our agents are reengaged with us. Specifically, we see good numbers in auto, home and farm & ranch. We finished our commercial lines field changes, rating corrections and appetite guides in the quarter. Thus, we are optimistic that we will begin to see an increase in opportunities across our middle market book and throughout the remainder of the year.

More importantly, we continue to earn profit across our property lines, homeowners, commercial and specialty. We manage each line of business as a separate profit center and each must meet its profitable combined ratio target. There is more positive news across State Auto. Our expense discipline has continued. We are finding more opportunities to reduce unneeded expenses and be more thoughtful about how best to build our infrastructure. We are moving our IT infrastructure to cloud-based services, which will allow us to be both more efficient and, more importantly, more effective across the day to day running of IT and the development of new technology. Also, we remain on target and on budget for a fall release of our new business platform.

Finally, we spent much of the first quarter meeting with our agent force across the country. The meetings were an opportunity to go face to face with our distributors. We shared the details of why we need to change, what changes we had made, ones we are making, and why they are being made. The best part of each meeting was an open Q&A session, each of which lasted more than an hour. The dialogue was open, candid and honest. We left these meetings energized. While we certainly heard some critical feedback, we left knowing we have an agent force who wants to win with us.

Now I’ll turn it over to Steve.

Steve English - State Auto Financial Corporation - SVP & CFO

Thanks, Mike. Before I begin, we have posted an updated financial packet to our website this morning. The net written premium schedule, $3.7 million is being reclassified, decreasing E&S property while increasing programs. This has no effect on net earned premiums or any other disclosures contained in the packet.

Today, STFC reported a combined ratio of 103.9 for the first quarter of 2016, compared to 94.6 for the first quarter a year ago. CAT losses were up, accounting for 4.7 points of the combined ratio, although this is in line with historical averages for the first quarter, excluding the impact of the homeowner quota share treaty that was in effect from 2012 to 2014. The expense ratio was higher by 0.8 points, but 0.6 points related to decisions made in the quarter to further reduce staff. The remaining difference was because first quarter a year ago reflected a larger amount of homeowner quota share profit commissions.

Our non-CAT loss ratio, including LAE, increased 5.2 points as compared to a year ago. Development on prior accident years added 3.2 points in 2016 while favorable development in the first quarter of 2015 reduced the ratio 1.4 points. This is a swing of 4.6 points and accounts for most of the difference.

As Mike noted, the quarter’s results were impacted by continued profitability issues in lines of business with auto exposures including personal auto and programs. As well as revised loss estimates for commercial multi-peril, which is our BOP, and Fire & Allied lines. We included a quarterly development schedule in the investor packet to assist investors in evaluating 2016 results as compared to 2015. There was no significant development of CAT reserves.

Personal auto and other personal, primarily our farm book, and CMP reported adverse development of prior year losses in 2016 while all experienced favorable development in the first quarter of 2015. Fire & Allied and Programs both reported greater adverse development over the first quarter a year ago. Bodily injury severity for accident years 2014 and 2015 drove Personal Auto development. Program development was driven by bodily injury severity as well. CMP had a 2013 property claim emerge unexpectedly, along with 2014 to 2015 third party liability claims developing higher than projected.

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APRIL 28, 2016 / 03:00PM GMT, STFC - Q1 2016 State Auto Financial Corp Earnings Call

Fire & Allied development included a late reported large fire loss written by our large account solutions unit, or LAS. Fire & Allied for the first quarter also experienced a large fire loss in February written by LAS. We made the decision to shut down the LAS unit late last year. Kim and Jessica will provide additional commentary on continued pricing, underwriting, and claims steps being taken to improve profitability.

Homeowners, Other Personal Lines, which includes Farm and Ranch, Workers Compensation, Other Commercial, and E&S property are performing well. There was no significant change in our assessment of RED programs during the quarter. RED reserves totaled $60.6 million as of March 31, 2016.

Net investment income is up over a year ago due to TIPS. Ongoing market forces impacting oil related investments caused us to recognize $2.3 million in other than temporary impairments related to our energy fixed income portfolio. Our total energy exposure for both equities and fixed maturities is less than 5% of our overall holdings. Book value per share benefited from lower interest rates, improving fixed income valuations, and finished the quarter at $21.95. STFC’s insurance subsidiaries combined statutory surplus totals $814.5 million, while Group surplus is $1.2 billion.

Now I’ll turn the call over to Kim Garland.

Kim Garland - State Auto Financial Corporation - SVP Standard Lines and Managing Director of State Auto Labs

Thanks, Steve, and good morning, everyone. There are a lot of moving pieces, some good and some bad, within our Personal Auto, Homeowners, and Farm & Ranch Products. I’ll cover them in two sections. First, rehabilitating our legacy Personal Auto book back to profitability and then progress on creating three go-forward product lines that grow rapidly while achieving their target combined ratios, Personal Auto, Homeowners, Farm & Ranch.

First, rehabilitating our legacy Personal Auto book back to profitability. There are three distinct things that are impacting our Personal Auto results in the first quarter. First, implementing the actions that we discussed last quarter. Rate reviews in all of our states. As of today, all pricing reviews have been completed, filings have been completed for all but three states, and we have implementations of rates in half of our states effective as of today.

The second thing we discussed last quarter was operational changes and improvements in underwriting, claims and in our expenses. Some of these changes were implemented in first quarter. The remainder of them are scheduled to be implemented throughout 2016. These two sets of actions are anticipated to have the impact of approximately a 7% rate increase. But the nature of most profit restoration actions is that there is a lag between when they are implemented and when their impact shows up in financial results. So these actions have had a minimal impact on our first quarter Personal Auto results.

Second, we are seeing a new normal for Personal Auto loss cost trends. After many years of relatively benign loss cost trends, we believe the spike in loss cost trends reflects a new normal that we will experience for the next several years. We believe that this spike has resulted from two things. First, an increase in miles driven from lower gas prices. And second, we believe we’ve reached a tipping point with distracted driving. The 7% impact from the actions that we have already initiated is not large enough to cover our historical rate need and this new normal. We will be starting a second round of Personal Auto rate increases to address these higher loss cost trends. Again, the nature of insurance rate changes means that there will be a lag between when we take the second set of rate increases and when they impact our financial results.

Third, adverse loss reserve development impacted our first quarter Personal Auto loss results. Development of prior accident years was unfavorable for the quarter, adding about 3.5 points to the loss ratio. This is the fourth quarter in a row that Personal Auto loss reserves have developed adversely. This is unacceptable.

Over the last two quarters, we have dug deeper into our reserving data and process to understand why our reserve levels have not been as responsive to the changing environment as in hindsight they should have been. This work will continue over the next couple of quarters and refinement of our reserving process, based on learnings from this work once complete, should produce more effective reserving outcomes in the future. We look for our reserves to be consistent and conservative.

If one only took a look at our high level personal lines results, net premium first quarter 2016 versus first quarter 2015, down 1.5%, shrinking, and first quarter 2016 combined ratio of 99.6, not achieving our combined ratio targets, one would only see bad news. But it is important that we also give you transparency into our progress in creating three go-forward product lines that meet the goal to grow rapidly while achieving their target combined ratios. In Personal Auto, in Homeowners and in Farm & Ranch. We are very pleased with what we are starting to see in this area and very optimistic about where our go-forward products are heading.

Book growth in these product lines is going to come from increasing our policies in force counts which is going to be driven by increasing quotes, increasing new business, and increasing retention in each product line. For our quote volume for March of 2016 versus March of 2015, Auto quotes are up 23% and have hit a level we have not seen since 2013. Homeowners quotes are up 24% and have also hit a level we have not seen since 2013.

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APRIL 28, 2016 / 03:00PM GMT, STFC - Q1 2016 State Auto Financial Corp Earnings Call

For Farm & Ranch, we implemented a new quoting system in fourth quarter of 2015 and this is the first time we have captured true quote numbers for Farm & Ranch, so we are unable to make a real comparison versus last March.

Our new business volumes are also up March 2016 versus March 2015. Auto new business is up 15% and this is a level we have not seen since June, 2014. You will note that Auto new business is not up as much as quotes are up because we’ve taken rate in first quarter.

Homeowners new business is up 13%, our highest month since last August. Farm Owners with the new quoting system, our first quarter 2016 new business is up 79% over first quarter 2015, and our Farm Auto new business is up 119% over first quarter 2015. When we look at retention as of March 31, 2016 versus March 31, 2015, our Auto retention is up 1.6 points, our Homeowners retention is up 0.7 points, and our Farm retention is up 1.7 points.

Progress on our new system for Auto, Homeowners and Personal Umbrella, we are about a month from being code complete and remain on schedule for an end of third quarter 2016 launch of our first five states. With this system, we expect to do nothing but accelerate our positive quote in new business trends. If we keep improving our quote volumes, new business volumes and retention, PIF growth should shortly follow.

While we have discussed our profitability problems in Personal Auto, we also need to state that our Homeowners and Farm & Ranch product lines are both profitable and their current rate levels are adequate.

As we manage the details of our business, the questions that we continually ask ourselves are, are we doing the right things to return our existing Personal Auto book to profitability? And are we doing the right things to improve our quote volumes, new business volumes and retention results to return every product line to policies in force growth that is profitable? While we do not give ourselves a perfect score on this question I wish I would have reacted to the new normal of higher personal auto loss cost trends sooner, we believe that we are generally doing the right things and that over time our results will bear this out.

Now, I’ll turn you over to Jessica to discuss the Business and Specialty Insurance segment results.

Jessica Clark - State Auto Financial Corporation - SVP and Director of Specialty & Commercial Lines

Thanks, Kim. Our results for the calendar quarter were disappointing. We did successfully execute many action items to return products to profitability which I will discuss in my comments, and we did see improvement in the quarter accident year results. However, prior period development and the impact of our terminated large account solutions book have influenced current period loss ratios.

As stated last quarter, the opportunities identified surrounding underwriting, pricing and claims will take time to earn out and only then will positively impact results. Our profitability issues are still driven by commercial auto and our commercial multi-peril or BOP business. Last quarter I mentioned that we had experienced poor results on top of industry trends due to our shift to larger fleets and larger casualty focused BOPs, and that continues to be true and the root cause leading to prior year development. One other large factor on the quarter is the impact of our large account solutions book we decided to exit in the fourth quarter which continues to develop adversely driven by severity classes. That impacts both our package and commercial auto results.

Growth, or lack thereof, was negatively affected by a disruption to our regional sales team as the result of the restructuring and actions taken, especially in commercial auto, to restore profitability. Now that we have our house in order, we will return our focus to profitable growth. Our efforts will be centered on commercial appetite statements, value propositions, and reengaging our traditional agency force plus increasing our focus on agency aggregators. We will leverage the strength of our relationships.

I would like to start with commercial auto. It is no secret that the industry has struggled in commercial auto due to increased frequency and severity. And last quarter I walked through some additional self-inflicted wounds that added to our poor results. Our analysis continues to support that larger fleets are driving severity and our pricing in prior accident years did not reflect the proper rate for the risk. We see significantly worse loss ratio on fleets over 15 vehicles and policies that our new models would have predicted to be unprofitable had it been in use when these policies were written.

Furthermore, we closed the hole in underwriting leakage, resulting in reduced rates due to improper tier selection and classification. Development was basically flat in the quarter, but adverse in our large account solutions book which we started to put in runoff in the fourth quarter of 2015. The silver lining is that we are seeing improved accident year results and have put into place all of our profit improvement fixes.

Our new model and renewal pricing tool have allowed us to get target rate increases where needed. On average during March, we are getting rate increases of 7.6% on small accounts and 7.3% on larger accounts. However, our larger, poorly modeled policies are getting close to 13%.

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APRIL 28, 2016 / 03:00PM GMT, STFC - Q1 2016 State Auto Financial Corp Earnings Call

We have put into place training and system fixes to significantly reduce underwriting leakage by including tools and safeguards to insure proper tier placement and vehicle classification resulting in the right rate for the risk. Again, we are optimistic these changes will have positive impacts we need to return commercial auto back to profitability.

We will also continue to monitor miles driven and other loss cost trends we believe will continue to impact the need for additional base rates. Our BOP product also had unfavorable development in the first quarter of 2016 but did show current accident year improvement compared to first quarter 2015. In fact, on an accident year basis, the first quarter produced lowest loss ratio and claim frequency we’ve seen in the last five years. As I mentioned last quarter, over the past five years, our BOP book, similar to commercial auto, has shifted from smaller BOPs, under $10,000 to larger BOPs, over $10,000 that were more casualty focused classes, many of which are better suited on a package policy. The liability part of these larger BOPs continues to see adverse development driven by severity and our larger property accounts have seen severity increases as well. These more complex types of risks and exposures do not lend themselves to automated underwriting and require touch to insure proper classification and price.

To address these issues, we are taking the following three actions. First, we are re-underwriting and repricing all BOPs over $50,000. Second, we will turn off automated quoting capability for agents on certain classes and size ranges to eliminate underwriting leakage and promote proper classification, tier and pricing. And third, we’ve implemented significant underwriting training on proper classification and exposure to match rate and risk.

We’re seeing much better results in our small commercial auto and BOP books and are confident that we can continue to write these profitability. The implementation of Guidewire for small business at the end of 2016 will provide us with an efficient system, a solid product, and a means of doing business offering to our agents. Coupled with other growth initiatives focused on small commercial, this will allow us to turn new business trends positive while reducing our expense ratio over time.

Our last area of focus has been on claims leakage. Paul Stachura and his team have made tremendous strides in identifying areas to improve claims, reduce claims costs, and provide better alignment of claims resources such as risk engineering, all aimed to reduce indemnity and claims expense. The initiatives with the largest impacts include quicker claim settlement, dedicated units, and subrogation opportunities.

Our package policy business, excluding runoff of large accounts solutions business, performed well in the first quarter and was in line with our year to date expectation. Underlying the results included adverse development of $1.4 million on large account solutions. Targeted rate increases and better underwriting has positioned us to be adequately priced and competitive on targeted segments of this business.

Our efforts in this line of business surround updating our base contracts to align with the latest ISO version, strengthening our underwriting and claims divisions, as well as continuing to nourish rates. This is one of the lines we’ve started focusing on for growth given its stable, profitable position. The workers compensation unit’s results were again very solid for the quarter. As the market softened, premium growth is slowing, driven by downward rate pressure in most states. New business is down year over year but renewal retention is exceeding expectations. The 2016 first quarter workers comp loss ratio remains consistent with prior results and expectations. Our workers comp strategy remains the same, grow profitably while remaining disciplined as the market shows further signs of softening.

Moving onto Specialty, the disappointing first quarter calendar year loss ratio was driven by development on commercial auto programs for both current and prior accident years and our healthcare line of business which is now in runoff. We continue to be pleased with our ongoing casualty book, E&S property and non-auto programs. I will provide some brief comments on each of the units.

The E&S property market is the softest and most competitive market I have seen in decades. This is good news/bad news. The good news of course means that we continue to write business with a lack of hurricanes and reduced reinsurance costs which means profits continue to be excellent. The bad news is we are losing business and competition is driving rate down and opportunities to write business continues to decline. We continue to look for creative ways to grow which likely will result in a partnership allowing us to offer larger capacity gross limits while maintaining our current low net limit position.

The competitive landscape continues to evolve with larger MGUs controlling the market with large limits and an abundance of capacity. We’ll continue to stay disciplined and focused on profitable renewals and write all the business we can at the right rates adding only those risks that are accretive to our portfolio. Given our small market share, I feel confident we can continue to write a small, profitable book.

Our E&S casualty unit continues to grow nicely and profitably. The only exception is our healthcare book which we recently exited due to profitability and scale concerns. In this unit, our focus is organic growth, up 5% quarter over quarter, underwriting discipline, and growing our team by adding talented underwriters in areas where we have strong relationships. Rates increased 3.2% for this unit in spite of an overall commercial lines market that is flat to softening.

Our calendar year loss ratio was affected by prior year development and our discontinued business and a change in the mix of business. We continue to be very pleased with the makeup and quality of our continuing book. Again, our success is based on the quality of our underwriters, our relationships, and ability to understand risk and rate and walk away from business that is not priced appropriately.

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APRIL 28, 2016 / 03:00PM GMT, STFC - Q1 2016 State Auto Financial Corp Earnings Call

The program unit’s results were adversely affected by prior and current period commercial auto experience that is not dissimilar to our standard line commercial auto results and by terminated programs. 70% of the premiums for the active programs unit is currently auto based. We are taking actions on two commercial auto programs that were the primary drivers of the poor performance in this unit this quarter. One of those programs has been terminated and the other is undergoing a series of aggressive rehabilitation actions.

We have taken large rate increases in our largest ongoing program, but have not seen the performance improvement we were hoping for. However, as this was only the first step in our plan to rehabilitate this book, we have begun the following actions to return that program back to profitability.

First and most importantly, we have identified and are collecting additional data elements which will enable us to develop a more sophisticated rating matrix. For example, root distance, age of vehicle, and age of driver are all variables that we will begin utilizing when the updated model and pricing is complete.

Second, we are filing higher loss cost multipliers in all states in order to achieve appropriate rate levels. Third, we have initiated a 10% overall rate increase so the program manager is aiming for closer to 15% on renewals and utilizing debits on accounts with poor experience. Fourth, in an effort to improve profitability immediately, we initiated a 6 point reduction in commission effective March 15, 2016.

Finally, we are in the process of implementing Telematics with a plan to ultimately make Telematics a requirement on all accounts for this program. We feel that these actions are required to fix the profitability issues. If these fixes do not return us to profitability, our final course of action is to terminate the program. On our terminated program, we have significantly restricted underwriting guidelines to limit new business written prior to runoff. We will monitor the progress of these actions.

First quarter frequency trends are down and accident year 2016 is showing improvement. Terminated programs contributed 14.6 points to the loss ratio. We have a solid group of programs performing well and will continue to look for ways to grow these while correcting issues on the programs not performing well.

With that, I will ask the Operator to open the line for your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Arash Soleimani, KBW.

Arash Soleimani - KBW - Analyst

Hi. Thank you. Is there — on the reserve development, was that mostly a case reserve or IBNR issue?

Steve English - State Auto Financial Corporation - SVP & CFO

This is Steve, Arash. That’s from an IBNR issue. We extended the estimated ultimate.

Arash Soleimani - KBW - Analyst

Okay. And I guess obviously you guys have mentioned a lot of re-underwriting initiatives and other growth initiatives you have in place to make improvements where improvements are needed. So when we’re kind of looking forward over the next few quarters, should we expect the earnings to be similar to the last couple quarters with the improvement kind of manifesting in 2017? Or how should we think about that?

Mike LaRocco - State Auto Financial Corporation - Chairman, President & CEO

Arash, hi, this is Mike. Thanks for the question. We are — we understand the business and the process that it takes to see this stuff earn through. Obviously we don’t give specific guidance, but we have a fairly strong belief that some of our current changes are already starting to be seen. We’re cautiously optimistic that some of the current accident year stuff will develop the way we should have it develop. Having said that, I certainly am more confident about 2017 and our ability to drive the results, the high standards that we’ve set for ourselves. But I can’t speak more specifically to 2016 and how these things will come through.

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APRIL 28, 2016 / 03:00PM GMT, STFC - Q1 2016 State Auto Financial Corp Earnings Call

All I can tell you with a high degree of confidence is that this is the right team at the right time and the actions that we have taken have been very, very well informed. The amount of data that we’re working through now and the amount of analysis that this leadership team and this organization is now utilizing is allowing us to make I think very, very smart and well informed decisions. As I tried to say in my comments, even in the face of what is clearly awful overall numbers, we’re pretty optimistic about the future here at State Auto. But we understand that talk is cheap and we’ve got to deliver.

Arash Soleimani - KBW - Analyst

Okay, thanks for that thorough answer. And lastly, I apologize if you mentioned this in your prepared remarks. I know in the release you had said that personal auto and homeowners new business was up but PIF was down. Can you just mention again what I guess the retention was there and how that’s been trending?

Kim Garland - State Auto Financial Corporation - SVP Standard Lines and Managing Director of State Auto Labs

So retention is up in personal auto and in homeowners. So if we look March versus March, auto retention is up 1.6 points and homeowners retention is up 0.7 points. So the trends are positive. But the sort of absolute level of retention for auto and home is kind of lower than we expect it to be. It’s probably in the low 80s.

Arash Soleimani - KBW - Analyst

Okay. But the retention I guess was the reason that the PIFs declined even though new business was up?

Kim Garland - State Auto Financial Corporation - SVP Standard Lines and Managing Director of State Auto Labs

We have been having a policy in force decline for a while. And I think the primary driver of that is we had seen a significant decline in new business. So while retention is part of the equation, we have just not filled the new business pipeline enough to populate it, so the rate of policy in force decline is slowing, but it’s just going to take more new business increase and more retention increase to get it to be PIF positive.

Mike LaRocco - State Auto Financial Corporation - Chairman, President & CEO

Turning around that retention is clearly the biggest single driver. It’s very positive news for us to see the retention trending now in a positive direction. So if you had to blame one or the other, certainly retention is the bigger mover. But Kim nailed it in the sense that we need both movement in the right direction and at the retention loss that we’ve had over the last quite frankly five years, we’ve got to refill the pipeline, but we’ve got to pull both levers at the same time.

Arash Soleimani - KBW - Analyst

Thank you very much for the answers.

Operator

Larry Greenberg, Janney.

Larry Greenberg - Janney - Analyst

Thank you. Good morning. Mike, on the reserve development question, another pretty meaningful quarter of adverse development following the fourth quarter which was a pretty big whack at the apple itself. Are you - do you guys have the resources and the processes that are necessary to kind of get out in front of this? What confidence can you give us that you feel like this isn’t a lingering problem?

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APRIL 28, 2016 / 03:00PM GMT, STFC - Q1 2016 State Auto Financial Corp Earnings Call

Mike LaRocco - State Auto Financial Corporation - Chairman, President & CEO

Well to the first question, the answer is absolutely yes. We have the resources, we have the talent, and we have the data to get out in front of it. And so I feel very, very confident about that, Larry. I will tell you very candidly, in my 30 plus years I’ve not been anywhere were we’ve seen adverse development for four quarters, particularly in a line like auto. So it’s disappointing needless to say, but the reality is, like everything else here at State Auto, I think what we’ve begun to do is dig in deeper to the way we think about all of our processes, whether it’s claims handling, underwriting, pricing. And this is just one more piece of that. As you go through that process and you see the trends that we’re seeing, and it’s kind of a double whammy, right, because Jess and Kim have both mentioned over the last two quarters in a lot of candid detail, the self-inflicted wounds as we call them. The underwriting gaps and the claims handling gaps and the model pricing gaps. So we’ve got that issue that we’re battling.

And then on the other side, we’ve got the external reality that trends are going in what’s shockingly a different direction after years, quite frankly, of seeing auto trends in both personal and commercial coming down. So what you’re unfortunately having to see here is like everything else we’re doing, we’re working through this process which is the point I was trying to make. So one, we have the resources. And two, on the second part of your question, this - your word lingering kind of bugged me a little bit. We’re going to absolutely, 100% get in front of this. Can I tell you that it’s over or it’s a quarter? I can’t do any of those things nor would I because that’s just not the way we operate here. We do the best we can in this process. But as we never felt for a moment that this was going to be kind of a quick effort, so we know that at the end of the second quarter we’re going to be significantly more in control of everything that’s happening internally and externally and our understanding of both of those pieces. And I think that we’re very close to being in front of this is all I can say. And I will say one last thing, I’m very, very confident we will, matter of fact I’m 100% confident, we will get in front of it.

Operator

Alec Rosenbrook, Dowling Partners. You have no further audio questions at this time.

Mike LaRocco - State Auto Financial Corporation - Chairman, President & CEO

Let me, before everybody hangs up, if you’d give me one, indulge me for just one more minute, I just wanted to kind of expand on what I was saying to Larry. This is a transitional process we’re going through across every part of State Auto, whether it’s expenses or underwriting or culture or reserving, sales. The entire organization is going through this transition. And as we go through that, this is, as trite as it sounds, this is clearly a marathon, not a sprint. This is a leadership team that has an incredible sense of urgency to get this company turned around. But we also understand that we are all about the long term here. We want to win over the long term. We want to be one of the companies that emerge in this kind of regional space. There’s not going to be a lot, but there’s going to be some companies that are going to come out of this space as winners. We will be one of those teams and one of those companies. And to do that, we’ve got to make decisions. And have that balance between the sense of urgency and the patience to do the right thing so that we win over the long term, not the short term.

It doesn’t excuse the results. We own the results. We’re not suggesting that at all. But having done this for a long time, I have as much confidence that this is the, as I said before, the right team at the right time. And we will come through this process. So thank you for your time and Operator, I’ll turn it back to you, just to make sure we didn’t get another question.

Operator

You do have one further question. Alec Rosenbrook, Dowling Partners.

Gary Ransom - Dowling Partners - Analyst

Hi, this is actually Gary Ransom. That was entirely user error. I had a question on the auto frequency. You mentioned that distracted driving was an issue for you. And speaking from the point of view that the industry and government data is not that good, I was wondering if you are actually seeing data that points to a rising, with that being a rising cause of accidents frequency?

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APRIL 28, 2016 / 03:00PM GMT, STFC - Q1 2016 State Auto Financial Corp Earnings Call

Kim Garland - State Auto Financial Corporation - SVP Standard Lines and Managing Director of State Auto Labs

The miles driven data is better and more definitive. We’re just starting to see a number of data points that is leading us to this conclusion. You probably - the death rate was up in 2015, studies show increasing sort of texting and driving. Probably the one piece that we have insight into that maybe not everybody does, is some of the folks who were doing sort of Telematics work with the smartphones also are starting to get some insight into not only braking, acceleration, speed, those types of things, but sort of phone usage while driving. And I think some early data is saying that whatever the studies are saying around texting and driving, the actual data says it’s even worse than what the studies say.

Mike LaRocco - State Auto Financial Corporation - Chairman, President & CEO

We’re also, Gary, starting on the claims side to, as much as possible, as claims get reported, to try to identify when there’s an indicator that the person was distracted either by being on the phone or looking down or looking away in some way. Obviously it’s not just phone, but that’s the primary cause. So we’re in the early stages, but both the qualitative information we have and of course now we’re starting to supplement that with some quantitative information as Kim addressed, we’re building a much stronger case.

Gary Ransom - Dowling Partners - Analyst

Okay, that’s helpful. I wanted to ask something else on the whole underwriting leakage area. It sounds like things were not that good at State Auto, but I don’t have a good feel for how what you were doing and what you’re doing now, how that compares with others. Do you have a — are there others that are out there that are in the same boat or do you feel like you’ve fallen behind on that whole issue and now are catching up?

Mike LaRocco - State Auto Financial Corporation - Chairman, President & CEO

Well, it would be unfair of me to compare us to others because I’m not inside those organizations. I think there are some examples that either Kim or Jess can address where we, just based on our experience from prior carriers, we saw some things that existed here that we felt were clearly leakage areas that were fairly obvious and were problems. But I can’t speak to the competition.

Kim Garland - State Auto Financial Corporation - SVP Standard Lines and Managing Director of State Auto Labs

I would say probably if you categorize it, a lot of people in the space have been - if you look at a rating plan, every element of it isn’t independently verifiable or not using sort of third party data sources. And I would say there were pieces of our rating plan that we were not independently verifying, either because we just didn’t or it was designed and there is no sort of independent verifiable data source. And so I think that probably put us at more of a risk for leakage than maybe some of the others and I would just say we’re being very focused on sort of how many reports we order per new business policy sold and that sort of thing. And that was a little bit higher than I’ve experienced in the past. So you put in some system fixes to kind of percent that from happening. Those are the types of things.

Jessica Clark - State Auto Financial Corporation - SVP and Director of Specialty & Commercial Lines

And Gary, this is Jessica. From the commercial lines side, I would say that we did have circumstances that were probably somewhat unusual to the industry and one of the examples I would use is this evolution of our BOP to larger more casualty focused BOPs. Now not to say that other people in the industry don’t use a BOP form to write larger policies, but because we did it on a form of an automated system with sort of relaxed automated rules, that made us a lot more susceptible to underwriting leakage because it was much easier for mis-classification to happen. And most importantly, those types of risks really need underwriter touch and involvement.

The difference maker in the profitability when we start to get into larger, nonhomogeneous type risk is the ability of the underwriter to evaluate that risk, to use their skill and ability and knowledge to look at the exposure and make sure that besides just an ISO rate, which everybody else can calculate and charge, they’re applying judgment as to the quality of the risk, to the severity, to a whole bunch of different factors. Where if this type of risk was going through an automated system, which in many cases it was for State Auto, we were not going through that process. And as such, there was a lot of price leakage and underwriting leakage.

And the last thing I would say is, one of the other things that I think we were weaker on, that we’ve really sort of changed as part of our culture, is just the ability to say no, just to walk away and say no to whether it’s an agent or any constituent where if we’re not getting the right rate, instead of just being nice, that we’re being fairly tough. Tough in a fair way.

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APRIL 28, 2016 / 03:00PM GMT, STFC - Q1 2016 State Auto Financial Corp Earnings Call

Mike LaRocco - State Auto Financial Corporation - Chairman, President & CEO

And then the last thing I’ll pile on, again, just at a high level, while we’re not going to get into other company comparison, I can tell you that these, the changes and the gaps that we found across the organization, were not kind of on the fringes. These were some very significant gaps that needed to get closed. So while I can’t speak again to the industry, I can say that these are not like on the margins. These are some very big issues that will over time allow us to win. But unfortunately it does take time. That’s part of the deal.

Gary Ransom - Dowling Partners - Analyst

All right, thank you. That’s very helpful. Can I just have one more? On the program business, where you have this commercial auto program that was doing poorly, you’re taking all the action to improve it, was that also a large fleet program? Does this tie into the more than 15 vehicles you talked about earlier in the call?

Jessica Clark - State Auto Financial Corporation - SVP and Director of Specialty & Commercial Lines

It doesn’t directly tie into that, Gary. This program writes a variety of different — it’s a tow truck program. Historically they had focused on more smaller type program fleets. To be fair, there has been a little bit of a shift towards a little bit larger, but the issues I think are more rooted in sort of the data analysis and the Telematics and some of the other things that I mentioned in what we’re focusing on for the fixes.

Mike LaRocco - State Auto Financial Corporation - Chairman, President & CEO

And again, I’m sorry to keep piling on, but this is important because I — as long as you asked about it. I personally — I went with Jess down to the program administrators’ offices, wanted to get myself involved in this process. And this is an interesting opportunity for us in quotes. And I know this kind of sounds strange to say that about a program that’s performing poorly right now, but this is a tow truck program, so obviously it’s wheels based. I think it’s a very interesting challenge because number one, we were taking rates, as Jess mentioned in her commentary. But just like we’re been critical of ourselves in other spaces, the rates were fairly broadly applied.

So we’ve been able to get a lot of data from the company, from our claims third party administrator, and now we are starting to clearly see what’s driving losses. So taking rate at a targeted basis we all know is better, having the right level segmentation. Not only does it help us on the rate side, it allows us now to understand where we should, where we shouldn’t, types of tow trucks, types of areas, the business that they’re in. Certain tow truck companies are different than others. We’ve learned an awful lot about the business. That is going to allow us, working with this partner.

The other thing that was interesting of course was the 6 point reduction. This demonstrates the willingness of our partner to really bring value to this and that’s a big part of it. When you’re going to do a program, they’ve got to be willing to bring value and that includes being kind of in with you on this process. That’s yet another learning that we had. So I guess the real important point is that the program, this one specific program which is this tow truck program, is kind of like a microcosm of everything else we’re doing. So we’re managing this through Telematics, through better pricing, through better underwriting, through making some hard decisions on compensation.

And you know, if those efforts prove to us that we can’t be in this business because we’re not effective at it, we’ll get out of it. Just like we did the other auto based program, just like we did the healthcare program. So we’re going to be very, very disciplined about everything we do and this one program gives us an opportunity to speak to that.

Gary Ransom - Dowling Partners - Analyst

All right, well I appreciate the answers.

Mike LaRocco - State Auto Financial Corporation - Chairman, President & CEO

Are there other questions?

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APRIL 28, 2016 / 03:00PM GMT, STFC - Q1 2016 State Auto Financial Corp Earnings Call

Operator

You have not further audio questions at this time.

Mike LaRocco - State Auto Financial Corporation - Chairman, President & CEO

Okay, so just remember that awesome close I made before Gary asked another question. Thank you all very, very much for your time today, we really appreciate it.

Tara Shull - State Auto Financial Corporation - IR & Finance Director

We look forward to speaking with you again on the second-quarter earnings call which is currently scheduled for Thursday, August 4, 2016. Thank you and have a good day.

Operator

Ladies and gentlemen, this concludes today’s conference call. You may now disconnect.

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